EXHIBIT 99.1

Contact:	Sheila Davis, PR/IR Manager 641/585-6803 sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RECORD FIRST QUARTER
REVENUES AND EARNINGS

FOREST CITY, IOWA, December 15, 2004 – Winnebago Industries, Inc., (NYSE:WGO), the leading United States (U.S.) motor home manufacturer, today reported record financial results for the Company’s first quarter ended November 27, 2004.

        Revenues for the first quarter of fiscal 2005 were a record $266.1 million, a 4.4 percent increase compared to revenues of $254.9 million for the first quarter of fiscal 2004.

        Net income for the first quarter was a record $19.5 million, a 7.7 percent increase compared to net income of $18.1 million for the first quarter last year. On a diluted per share basis, the Company earned a record 57 cents a share for the first quarter of fiscal 2005, a 14 percent increase compared to net income of 50 cents a share for the first quarter last year.

        “The increase in Winnebago Industries’ Class A diesel motor home shipments remains a very positive driver of our business,” said Winnebago Industries’ Chairman, CEO and President Bruce D. Hertzke. “Wholesale deliveries of our Winnebago Journey and Vectra, and Itasca Meridian and Horizon Class A diesel motor homes increased 13 percent in the first quarter of fiscal 2005 compared to the same quarter a year ago. Negatively impacting first quarter motor home deliveries, however, were hurricanes and severe weather conditions in the Southeastern portion of the U.S. Operating margins continued at a high level, although somewhat lower than last year’s exceptionally strong performance due primarily to a less favorable product mix. Additionally, the quarter benefited from a lower tax rate.”

        Winnebago Industries is the top-selling motor home manufacturer in the U.S. According to Statistical Surveys, Inc., an independent retail reporting service, Winnebago Industries leads the industry with 19.3 percent of the combined Class A and Class C retail market for the first 10 months of calendar 2004 compared to 19.0 percent for the same period last year.

        The company’s sales order backlog was 2,080 units at November 27, 2004 compared to the backlog of 2,768 units one year ago. The backlog is lower than last year’s historic levels due in part to increased capacity as a result of Winnebago Industries’ new Charles City Manufacturing Facility and due to more appropriate levels of dealer inventory.

        Hertzke continued, “Dealer reaction to Winnebago Industries’ new products at the RVIA show in Louisville, Kentucky in early December was extremely positive, particularly to the brand new Winnebago View and Itasca Navion high-mileage Class C diesel models. Orders taken at the show were 53 percent ahead of those taken at last year’s Louisville show, of which a significant portion were for the new View and Navion, scheduled to be delivered to our dealers in the latter half of fiscal 2005.

        Also during the recent Louisville Show, Winnebago Industries accepted the prestigious Quality Circle Award for the ninth consecutive year from the Recreation Vehicle Dealer Association. Winnebago Industries is the only company to receive the award every year since its inception nine years ago. Hertzke noted, “Our employees work extremely hard to ensure that Winnebago Industries’ motor homes and services meet or exceed the high quality expectations of our dealer partners and retail customers, so we are extremely honored to receive this award on their behalf.”

About Winnebago Industries

        Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and Rialta brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarter Ended Nov. 27, 2004	Quarter Ended Nov. 29, 2003*
Net revenues	$266,133	$254,933
Cost of goods sold	226,069	215,468

Gross profit	40,064	39,465

Operating expenses
Selling	4,554	4,561
General and administrative	5,557	5,738

Total operating expenses	10,111	10,299

Operating income	29,953	29,166
Financial income	494	303

Pre-tax income	30,447	29,469
Provision for taxes	10,903	11,402

Net income	$19,544	$18,067

Income per share – basic	$.58	$.51

Number of shares used in per share
calculations – basic	33,606	35,298

Income per share – diluted	$.57	$.50

Number of shares used in per share
calculations – diluted	34,178	35,846

Certain prior year information has been reclassified to conform to the current year presentation.
* Adjusted for 2-for-1 stock split on March 5, 2004.

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	Nov. 27, 2004	Aug. 28, 2004
ASSETS
Current assets
Cash	$101,342	$75,545
Receivables	25,295	46,112
Inventories	137,348	130,733
Other	18,404	17,679

Total current assets	282,389	270,069
Property and equipment, net	62,998	63,995
Deferred income taxes	24,834	25,166
Investment in life insurance	21,782	22,863
Other assets	14,196	12,463

Total assets	$406,199	$394,556

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$31,654	$46,659
Income taxes payable	14,443	4,334
Accrued expenses	50,773	54,285

Total current liabilities	96,870	105,278
Post retirement health care and
deferred compensation benefits	88,125	87,403
Stockholders’ equity	221,204	201,875

Total liabilities and stockholders’ equity	$406,199	$394,556

Winnebago Industries, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(Dollars in thousands)

	Quarter Ended 11/27/2004	Quarter Ended 11/29/2003
Cash flows from operating activities
Net income	$19,544	$18,067
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation and amortization	2,444	2,370
Tax benefit of stock options	450	1,297
Other	314	(30)
Change in assets and liabilities
Decrease in receivable and other assets	19,805	8,730
Increase in inventories	(6,615)	(13,599)
Decrease (increase) in deferred income taxes	593	(274)
Decrease in accounts payable and accrued expenses	(18,517)	(6,375)
Increase in income taxes payable	10,109	10,297
(Decrease) increase in postretirement benefits	(183)	1,733

Net cash provided by operating activities	27,944	22,216

Cash flows used in investing activities
Purchases of property and equipment	(1,498)	(2,047)
Other	16	85

Net cash used in investing activities	(1,482)	(1,962)

Cash flows used in financing activities
and capital transactions
Payments for purchase of common stock	—	(63,979)
Payment of cash dividends	(2,351)	(1,823)
Proceeds from issuance of common and treasury stock	1,686	3,056

Net cash used in financing activities and capital transactions	(665)	(62,746)

Net increase (decrease) in cash and cash equivalents	25,797	(42,492)
Cash and cash equivalents-beginning of period	75,545	99,381

Cash and cash equivalents-end of period	$101,342	$56,889

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries
(Volume in Units)

	Quarter Ended 11/27/2004	Quarter Ended 11/29/2003
Unit deliveries
Class A gas	1,326	1,342
Class A diesel	596	529
Class C	903	1,091

Total deliveries	2,825	2,962

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Volume in Units)

	Nov. 27, 2004	Nov. 29, 2003
Sales order backlog
Class A gas	915	1,023
Class A diesel	494	818
Class C	671	927

Total backlog*	2,080	2,768
Total approximate revenue
dollars (in thousands)	$187,780	$227,880
Dealer inventory	5,138	4,429

*   The Company includes in its backlog all accepted purchase orders from dealers shippable within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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